AIR & WATER TECHNOLOGIES CORPORATION
                                 COMPUTATION OF PER SHARE EARNINGS
                              (in thousands except per share amounts)

									1995               1994              1993
Primary Earnings (Loss) Per Share:
1.  Income (loss) from continuing operations                          $ ( 7,985)         $ (210,991)       $     4,783
2.  Less preferred dividends                                            ( 3,300)             (1,245)               ---
								      ----------         ----------        -----------
3.  Income (loss) from continuing operations
      applicable to common shareholders                                 (11,285)           (212,236)             4,783
4.  Income (loss) from discontinued operations                              ---             (42,787)           (10,338)
5.  Extraordinary item                                                      ---              (8,000)               ---
								      ----------         ----------         ----------
6.  Net loss applicable to common shareholders                        $ (11,285)         $ (263,023)        $   (5,555)
								      ----------         ----------         ----------
7.  Weighted Average shares Outstanding                                  32,018              27,632             24,815
								      ----------         ----------          ---------
8.  Earnings (loss) per share from continuing
      operations (3/7)                                                $    (.35)         $    (7.68)        $      .20
9.  Earnings (loss) per share from discontinued
      operations (4/7)                                                      ---               (1.55)             (0.42)
10. Loss per share on extraordinary item (5/7)                              ---                (.29)               ---
								      ----------         ----------         ----------
11. Net loss per share                                                $    (.35)         $    (9.52)        $     (.22)
								      ==========         ==========         ==========
Fully Diluted Earnings (Loss) Per Share:
12. Line 3. above                                                     $ (11,285)         $ (212,236)         $   4,783
13. Add back preferred dividends                                          3,300              1,245                ---
14. Add back interest, net of tax, on assumed
      conversion of the Company's 8% Convertible Debentures               9,200               9,200              9,200
								      ----------         ----------         ----------
15. Income (loss) from continuing operations                              1,215            (201,791)            13,983
16. Income (loss) from discontinued operations                              ---             (42,787)           (10,338)
17. Extraordinary item                                                      ---             (8,000)               ---
								      ----------         ----------         ----------
18. Net income (loss)                                                 $   1,215          $ (252,578)        $    3,645
								      ----------         ----------         ----------
19. Weighted average shares outstanding (Line 7)                         32,018              27,632             24,815
20. Add additional shares issuable upon
      assumed conversion of preferred shares from date of issuance        4,800               1,802                ---
21. Add additional shares issuable upon
      assumed conversion of the Company's 8% Convertible Debentures       3,833               3,833              3,833
								      ----------         ----------         ----------
22. Adjusted weighted average shares outstanding                         40,651              33,267             28,648
								      ----------         ----------         ----------
23. Earnings (loss) per share from continuing
operations (15/22)*                                                   $     .03          $    (6.07)        $      .49
24. Earnings (loss) per share from discontinued
operations (16/22)                                                         ---                (1.29)              (.36)
25. Loss per share from extraordinary item (17/22)                         ---                 (.23)              ----
								      ----------         ----------         ----------
26. Net income (loss) per share (18/22)*                              $     .03          $    (7.59)        $      .13
								      ==========         ==========         ==========

__________
*   Fully diluted earnings (loss) per share are not presented as the assumed conversion of the Company's Convertible
    Preferred and Convertible Debentures is anti-dilutive.